Exhibit 99

Marriott Drive
Marriott International, Inc.	Washington, D.C. 20078
Corporate Headquarters	(301) 380-7770
NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS STRONG THIRD QUARTER RESULTS

•	Worldwide systemwide comparable revenue per available room (REVPAR) rose 7.7 percent (6.6 percent using constant dollars) for the third quarter ended September 7, 2007.

•

Worldwide company-operated comparable REVPAR increased 9.0 percent (7.3 percent using constant dollars). Worldwide company-operated house profit margins rose 180 basis points. House profit per available room climbed 12.2 percent.

•	Combined base, franchise and incentive fees increased 15 percent to $302 million as a result of continued REVPAR growth, property-level margin improvement and unit expansion.

•	Approximately 7,200 rooms opened during the quarter, including nearly 2,200 rooms outside of the United States.

•

The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled approximately 115,000 rooms. Over 50 percent of the full-service pipeline is outside of the United States.

•

Marriott repurchased 10.7 million shares of the company’s common stock for $462 million during the third quarter; year-to-date, through October 2, 2007, the company repurchased 30.8 million shares for $1.4 billion.

•

Assuming worldwide systemwide REVPAR growth of 5 to 7 percent in 2008, the company expects earnings per share of $2.10 to $2.25. Excluding earnings from synthetic fuel operations, as well as the 2007 ESOP tax settlement, and gains and other income in both years, 2008 earnings per share should grow 18 percent to 26 percent over 2007.

•

To assist investors evaluating Marriott’s business model, the company updated its long-term growth outlook through 2010. Assuming systemwide REVPAR growth of 3, 5, or 7 percent compounded through 2010 and the addition of 85,000 to 100,000 rooms, the company estimates earnings per share growth of 16 percent, 21 percent or 26 percent, respectively, compounded from 2007 to 2010.

Exhibit 99

BETHESDA, MD – October 4, 2007 – Marriott International, Inc. (NYSE:MAR) today reported third quarter 2007 adjusted net income of $122 million and adjusted diluted earnings per share (EPS) of $0.31. In the third quarter of 2006, adjusted net income totaled $144 million and adjusted EPS was $0.34. Adjusted results for both years exclude the impact of the company’s synthetic fuel business. Strong REVPAR and unit expansion in the quarter led to a 15 percent increase in combined fees but was offset by a decline in timeshare profits and a higher effective tax rate. While the timeshare business reported results in the third quarter that exceeded the guidance the company provided on July 12, 2007, the year-over-year comparison was impacted by the 2006 reversal of a $15 million pretax contingency reserve related to marketing incentives.

The company’s EPS guidance for the 2007 third quarter, disclosed on July 12, 2007, totaled $0.27 to $0.31 and excluded the company’s synthetic fuel business.

Reported net income was $131 million in the third quarter of 2007 compared to $141 million in the year ago quarter. Reported EPS was $0.33 in both the third quarters of 2007 and 2006.

J.W. Marriott, Jr., Marriott International’s chairman and chief executive officer, said, “Working together to serve our guests, we achieved another great quarter for our company. Worldwide comparable REVPAR increased 7.7 percent. Transient REVPAR for our Marriott branded hotels was up 10 percent. Leveraging technology and system size, we continued to drive higher property-level profits. In the third quarter, worldwide company-operated house profit per available room increased 12.2 percent and house profit margins expanded 180 basis points.

“Our brands are the best in the industry and are getting even better. Marriott Hotels & Resorts came out on top for the second year in a row on TripAdvisor’s® annual survey of business travelers. More than 1,500 individuals responded to the survey, which also named Courtyard by Marriott one of the top five hotel chains for business travel. In late July, JD Power and Associates released its 2007 North America Hotel Guest Satisfaction study, measuring overall guest hotel satisfaction across six hotel segments. The Ritz-Carlton brand came in number one in the luxury segment and the JW Marriott brand came in second.

Exhibit 99

“Based on favorable group bookings, 2008 is shaping up as another strong year for Marriott International. Our growing pipeline of new hotels implies strong unit growth, and ongoing brand initiatives should enable us to increase our already substantial lead over the competition.”

In the 2007 third quarter (12 week period from June 16, 2007 to September 7, 2007), REVPAR for the company’s comparable worldwide systemwide properties increased 7.7 percent (6.6 percent using constant dollars). North American REVPAR for the company’s comparable company-operated properties increased 7.2 percent.

Third quarter international company-operated comparable REVPAR increased 12.9 percent (7.5 percent using constant dollars), including a 10.8 percent increase in average daily rate (5.5 percent using constant dollars) and a 1.4 percentage point improvement in occupancy to 76.8 percent. The strong showing of the company’s international hotels was especially gratifying given tough comparisons to Germany’s World Cup business in 2006.

In the third quarter, Marriott added 50 new properties (7,163 rooms) to its worldwide lodging portfolio, including Renaissance hotels in Shanghai, China and Paris, France. The company also added the spectacular Abama Hotel & Spa in Tenerife, Spain and the Ritz-Carlton hotel in Moscow to the Ritz-Carlton system. Six properties (1,046 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 2,942 hotels and timeshare resorts for a total of 527,307 rooms.

MARRIOTT REVENUES totaled $3.0 billion, a 12 percent increase from the same period in 2006. Base management and franchise fees rose 15 percent to $246 million as a result of REVPAR improvement, unit expansion and higher relicensing fees. Incentive fees rose 14 percent to $56 million, driven by strong REVPAR and higher property-level house profit margins. The 2006 quarter included $10 million of incentive fees that were calculated based on prior period results, but earned and due in the third quarter of 2006.

During the quarter, strong rate growth, higher food and beverage profits, moderating utility costs, and improved productivity drove property-level house profit margins up 180 basis points worldwide and 190 basis points in North America. In the 2007 third quarter, 59 percent of the company’s managed properties paid incentive fees, compared to 54 percent in the year ago

Exhibit 99

quarter. Year-to-date 66 percent of the company’s managed properties paid incentive management fees compared to 60 percent in 2006.

Owned, leased, corporate housing and other revenue increased 10 percent in the third quarter, to $262 million, primarily driven by outstanding demand at the new leased Ritz-Carlton property in Tokyo. The solid growth was partially offset by the conversion of hotels to management and franchise contracts and the impact of renovation activity at several hotels. The 2006 third quarter revenues included termination fee income totaling $13 million.

Timeshare sales and services revenue increased 4 percent in the third quarter, driven by higher services and financing revenue. Net of direct expenses, results declined $31 million reflecting lower development profits and the comparison to the 2006 third quarter $15 million reversal of a contingency reserve related to marketing incentives. The company’s Las Vegas timeshare resort reported higher development profits as a result of reaching higher reportability thresholds this year. However, this strength was more than offset by lower results from resorts nearing sell-out in Aruba, Orlando and Hilton Head.

Third quarter contract sales, including joint ventures, declined 1 percent to $350 million. Higher contract sales from the new Marriott Vacation Club timeshare resort in Marco Island were similarly offset by lower contract sales at resorts nearing sell-out. In addition, third quarter contract sales reflected a tough comparison to last year’s successful launch of The Ritz-Carlton whole ownership project in San Francisco and the Marriott Vacation Club timeshare resort in St. Kitts. New resorts in Kauai, Orlando, Singer Island, Lake Tahoe and Vail should begin contract sales in 2008.

General, administrative and other expenses for the third quarter totaled $164 million, a 10 percent increase compared to the prior year, reflecting higher expenses associated with new hotel development, brand initiatives and the impact of foreign exchange.

SYNTHETIC FUEL operations contributed $0.02 per share of after-tax earnings during the 2007 third quarter, compared to a loss of $0.01 in the year ago quarter, reflecting higher production levels in 2007. The 2007 results included an estimated 20 percent phase out of tax credits retroactive to the beginning of the year, compared with a 51 percent estimated phase out in 2006.

Exhibit 99

Excluding the impact of the synthetic fuel operations, the effective tax rate was approximately 43.5 percent in the third quarter of 2007. The effective tax rate in the third quarter of 2007 reflected the impact of a lower German tax rate on deferred tax assets, combined with a change in the mix of taxable income between countries. The fourth quarter tax rate (excluding the impact of synthetic fuel operations) is expected to be approximately 36 percent. The 2008 tax rate is expected to be between 35 percent and 36 percent.

GAINS AND OTHER INCOME totaled $30 million (excluding $3 million of expenses related to synthetic fuel) and included $22 million of gains on the sale of real estate, $2 million of gains from the sale of the company’s interest in four joint ventures and $6 million of preferred returns from joint venture investments and other income. The prior year’s third quarter gains included $4 million of gains on the sale of real estate, $3 million of gains from the sale of the company’s interest in a joint venture and $3 million of preferred returns from joint venture investments.

INTEREST EXPENSE increased $13 million to $42 million, primarily due to higher interest rates and higher average borrowings, including senior debt issued during the 2007 third quarter. The company’s repurchase of 40 million shares of common stock at $1.8 billion, over the past four quarters, contributed to the increase in debt.

INTEREST INCOME totaled $6 million during the quarter, down from $11 million in the year ago quarter. Interest income in 2006 included $3 million of income from the reversal of a reserve for a previously impaired loan. Interest income in 2007 was reduced by a $2 million mark-to-market expense associated with oil price hedges for the synthetic fuel operations. In 2006, the mark-to-market expense was $3 million.

EQUITY IN EARNINGS/(LOSSES) reflect Marriott’s share of income or losses in equity joint venture investments. Improved results at the timeshare joint venture projects and the reopening of a hotel in Mexico following the hurricane in 2005 contributed to the $9 million increase in equity in earnings.

At the end of the 2007 third quarter, total debt was $2,948 million and cash balances totaled $208 million, compared to $1,833 million in total debt and $193 million of cash at the end of 2006.

Exhibit 99

The company repurchased 10.7 million shares of common stock in the third quarter of 2007 at a cost of $462 million. Year-to-date, through October 2, 2007, the company repurchased 30.8 million shares of common stock at a cost of $1.4 billion. The remaining share repurchase authorization as of October 2, 2007 totaled 43.4 million shares. The company expects to repurchase approximately $1.6 billion of its common stock during 2007.

FOURTH QUARTER 2007 OUTLOOK

The company expects worldwide systemwide comparable REVPAR and North American company-operated comparable REVPAR to increase 6 to 8 percent in the fourth quarter. Assuming a 150 to 200 basis point improvement in North American house profit margins, the company expects total fee revenue for the fourth quarter of approximately $445 million to $455 million, an increase of 14 to 17 percent.

The company expects timeshare sales and services revenue, net of expenses, to decline 14 to 17 percent in the fourth quarter. In the prior year’s quarter, several projects reached higher reportability thresholds. In the 2007 quarter, the company anticipates that timeshare contract sales will decline 15 percent. The 2006 quarter benefited from a surge in contract sales in Hawaii when a new project received final government approvals. Gains on the sale of timeshare mortgage notes, which are included in timeshare sales and services revenue, are expected to total approximately $40 million in the fourth quarter of 2007.

The company expects gains and other income to total approximately $15 million in the fourth quarter of 2007, excluding the impact of the synthetic fuel business.

Based upon the above assumptions, the company expects EPS for the 2007 fourth quarter to total $0.61 to $0.63.

Given the risk created by volatility in oil prices, the company’s earnings guidance does not include earnings from the synthetic fuel business.

Exhibit 99

The company expects investment spending in 2007 to total approximately $1,125 million, including $60 million for maintenance capital spending, $650 million for capital expenditures and acquisitions, $170 million for timeshare development, $25 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and $220 million in equity and other investments (including timeshare equity investments). Included in capital expenditures is approximately $200 million already invested in land in Las Vegas. The company plans to develop a 3,500-room convention hotel with one-half million square feet of meeting space and a 75,000 square foot casino. Marriott expects partners to complete development of the hotel and operate the casino.

The company expects nearly 30,000 new room openings (gross) in 2007.

2008 OUTLOOK

Based on preliminary planning, the company expects that worldwide systemwide comparable REVPAR and North American company-operated comparable REVPAR will both increase 5 to 7 percent in 2008. Assuming a 50 to 100 basis point improvement in North American house profit margins for the year and approximately 30,000 new room openings (gross), the company expects total fee revenue of $1,540 million to $1,570 million.

The company anticipates investment spending in 2008 to total approximately $750 million to $850 million.

The company’s 2008 outlook assumes share repurchases of $1.25 billion to $1.5 billion.

The company expects to permanently shut down its synthetic fuel facilities and cease production of synthetic fuel by December 31, 2007. The company expects costs associated with shutting down the synthetic fuel facilities will be immaterial.

With few hotels anticipated to be owned at the end of 2007, the company expects owned, leased, corporate housing and other revenue, net of direct expenses in 2008 to be flat compared to 2007 levels. With few assets available to be sold, gains and other income are expected to decline $62 million to approximately $30 million.

Exhibit 99

Given the above assumptions, the company expects earnings per share of $2.10 to $2.25 in 2008. Excluding earnings from synthetic fuel operations, as well as the ESOP tax settlement and gains and other income in both years, the company expects EPS to grow 18 to 26 percent in 2008.

Under the above assumptions, the company currently estimates the following results for the fourth quarter, full year 2007 (excluding the impact of the second quarter 2007 ESOP tax settlement and the synthetic fuel business) and full year 2008.

	Fourth Quarter 2007	Full Year 2007	Full Year 2008
Total fee revenue	$445 million to $455 million	$1,408 million to $1,418 million	$1,540 million to $1,570 million

Owned, leased, corporate housing and other revenue, net of direct expenses	Approx $65 million	Approx $178 million	$175 million to $185 million

Timeshare sales and services revenue, net of direct expenses[1]	$110 million to $115 million	$334 million to $339 million	$340 million to $360 million

General, administrative and other expenses	$235 million to $240 million	$718 million to $723 million[4]	$740 million to $755 million

Operating income1,[5]	$380 million to $400 million	$1,197 million to $1,217 million[4]	$1,300 million to $1,375 million

Gains and other income (excluding synthetic fuel)[2]	Approx $15 million	Approx $92 million	Approx $30 million

Net interest expense3,[5]	Approx $45 million	Approx $133 million[4]	$145 million to $155 million

Equity in earnings/(losses)	Approx $10 million	Approx $19 million	$15 million to $20 million

Earnings per share from synthetic fuel	No guidance	No guidance	None

Earnings per share excluding synthetic fuel and ESOP	$0.61 to $0.63	$1.88 to $1.90	$2.10 to $2.25

Effective tax rate excluding synthetic fuel and ESOP	36 percent	36.5 percent	35 percent to 36 percent

[1]	Includes timeshare mortgage note sale gains
[2]	Excludes timeshare mortgage note sale gains
[3]	Net of interest income, and assuming roughly $1.6 billion of share repurchases in 2007 and $1.25 billion to $1.5 billion of share repurchases in 2008
[4]	Excludes the impact of the second quarter 2007 ESOP tax settlement
[5]	Excludes synthetic fuel operations

Exhibit 99

2010 OUTLOOK

In October 2006, Marriott held an analyst meeting in Paris where the company outlined its long-term growth prospects through 2009. In conjunction with its annual planning process and to assist investors with their evaluation of the long-term performance of Marriott’s business model, the company has updated this outlook through the year 2010.

Similar to its Paris forecast for the period 2007 to 2009, Marriott expects to increase the number of its systemwide hotel rooms by 85,000 to 100,000 from 2008 to 2010, with approximately one third of the new rooms located outside North America. At the end of the third quarter 2007, over 115,000 rooms were under construction, awaiting conversion, or approved for development. Further, assuming worldwide systemwide REVPAR increases of 3, 5 or 7 percent compounded from 2007 to 2010, the company expects total fee revenue in 2010 to total approximately $1,820 million, $1,970 million, or $2,120 million respectively, a growth rate of approximately 9, 12, or 14 percent compounded annually.

Marriott’s timeshare business also continues to offer very attractive long-term growth opportunities. Timeshare projects under development today represent nearly $8 billion of potential revenue for the future. With a growing proportion of Ritz-Carlton fractional and residential products expected to begin sales, timeshare segment results could grow by 10 to 15 percent from 2007 to 2010 compounded.

Under the 3, 5 or 7 percent REVPAR growth assumption, Marriott’s earnings per share could total $3.00, $3.40 or $3.80 respectively, a growth rate of 16 percent, 21 percent or 26 percent, respectively, compounded from 2007 to 2010 (excluding the impact of Marriott synthetic fuel business and the ESOP tax settlement in 2007).

A continued effort to optimize Marriott’s capital structure, together with strong cash flow from operations and capital recycling, should fuel the company’s significant growth as well as continued stock repurchases. The company’s ongoing leverage target for adjusted debt to adjusted EBITDA remains approximately 3.0x to 3.25x and is likely to be at the lower end of the range for 2007. Through the third quarter of 2007, Marriott repurchased $4.6 billion in common

Exhibit 99

stock over the past three years, roughly 28 percent of the company’s outstanding shares. The company plans to invest roughly $1.6 billion in share repurchases in 2007. While use of the company’s cash flow may vary as investment opportunities arise, given its cash flow characteristics, the company estimates that it could invest $4.5 billion to $5 billion in share repurchases in 2008 through 2010. This is possible due to the significant cash flow generated by Marriott’s business and can still be accomplished while maintaining the company’s commitment to a strong BBB credit rating.

“We are gratified that our 2007 year-to-date results and updated analysis reinforces the conclusions we communicated in Paris,” said Arne Sorenson, Chief Financial Officer. “Marriott remains the leading hotel management and franchise company with 20 different brands including two new brands announced since the Paris meeting. Our brand leadership drives owner preference and substantial unit growth. And our business model, combined with our strong brands and service culture, provide solid long-term earnings and cash flow growth. Finally, over time, our share repurchases offer accelerating earnings accretion. There are few businesses that offer these attractive growth characteristics.”

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, October 4, 2007 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available at that same website until November 4, 2007. The webcast will also be available as a podcast from the same site.

The telephone dial-in number for the conference call is 719-457-2693. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, October 4, 2007 until 8 p.m. ET, Thursday, October 11, 2007. To access the replay, call 719-457-0820. The reservation number for the recording is 2614627.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends; statements concerning the number of lodging properties we expect to add in the future; our expected share repurchases and investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees

Exhibit 99

of future performance and are subject to numerous risks and uncertainties, including the duration and extent of growth in the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership, condominiums, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors identified in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with over 2,900 lodging properties in the United States and 67 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and had approximately 151,000 employees at 2006 year-end. It is ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. The company is also a 2006 U.S. Environmental Protection Agency (EPA) ENERGY STAR® Partner. In fiscal year 2006, Marriott International reported sales from continuing operations of $12.2 billion. For more information or reservations, please visit our Web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Twelve Weeks Ended		Percent Better/ (Worse)
	September 7, 2007	September 8, 2006
REVENUES
Base management fees	$135	$119	13
Franchise fees	111	94	18
Incentive management fees	56	49	14
Owned, leased, corporate housing and other revenue[1]	262	239	10
Timeshare sales and services[2]	389	374	4
Cost reimbursements[3]	1,990	1,822	9
Synthetic fuel	97	6	1,517

Total Revenues	3,040	2,703	12
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	235	201	(17)
Timeshare - direct	344	298	(15)
Reimbursed costs	1,990	1,822	(9)
General, administrative and other[5]	164	149	(10)
Synthetic fuel	124	4	(3,000)

Total Expenses	2,857	2,474	(15)

OPERATING INCOME	183	229	(20)
Gains and other income (expense)[6]	27	13	108
Interest expense	(42)	(29)	(45)
Interest income	6	11	(45)
Equity in earnings (losses)[7]	8	(1)	900

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	182	223	(18)
Provision for income taxes	(52)	(82)	37
Minority interest	1	—	*

NET INCOME	$131	$141	(7)

EARNINGS PER SHARE - Basic	$0.35	$0.35	—

EARNINGS PER SHARE - Diluted	$0.33	$0.33	—

Basic Shares	373.8	400.7
Diluted Shares	394.1	424.7

*	Percent can not be calculated.

[1] –	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.

[2] –

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3] –	Cost reimbursements include reimbursements from lodging properties for company funded operating expenses.

[4] –

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

[5] –	General, administrative and other expenses include the overhead costs allocated to our lodging business segments, and our corporate overhead costs and general expenses.

[6] –

Gains and other income (expense) includes net gains on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations.

[7] –	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated joint ventures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Thirty-Six Weeks Ended		Percent Better/ (Worse)
	September 7, 2007	September 8, 2006
REVENUES
Base management fees	$417	$380	10
Franchise fees	303	269	13
Incentive management fees	243	185	31
Owned, leased, corporate housing and other revenue[1]	824	765	8
Timeshare sales and services[2]	1,211	1,051	15
Cost reimbursements[3]	5,903	5,547	6
Synthetic fuel	253	102	148

Total Revenues	9,154	8,299	10
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	711	634	(12)
Timeshare - direct	987	827	(19)
Reimbursed costs	5,903	5,547	(6)
General, administrative and other[5]	518	440	(18)
Synthetic fuel	351	145	(142)

Total Expenses	8,470	7,593	(12)

OPERATING INCOME	684	706	(3)
Gains and other income (expense)[6]	46	55	(16)
Interest expense	(127)	(86)	(48)
Interest income	15	34	(56)
(Provision for) reversal of loan losses	—	3	(100)
Equity in earnings (losses)[7]	9	2	350

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	627	714	(12)
Provision for income taxes	(108)	(223)	52
Minority interest	1	6	(83)

INCOME FROM CONTINUING OPERATIONS	520	497	5
Cumulative effect of change in accounting principle, net of tax[8]	—	(109)	100

NET INCOME	$520	$388	34

EARNINGS PER SHARE - Basic
Earnings from continuing operations	$1.36	$1.22	11
Losses from cumulative effect of change in accounting principle	—	(0.27)	100

Earnings per share	$1.36	$0.95	43

EARNINGS PER SHARE - Diluted
Earnings from continuing operations	$1.29	$1.14	13
Losses from cumulative effect of change in accounting principle	—	(0.25)	100

Earnings per share	$1.29	$0.89	45

Basic Shares	381.6	408.3
Diluted Shares	403.4	434.4

[1] –	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.

[2] –

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3] –	Cost reimbursements include reimbursements from lodging properties for company funded operating expenses.

[4] –

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

[5] –	General, administrative and other expenses include the overhead costs allocated to our lodging business segments and our corporate overhead costs and general expenses.

[6] –

Gains and other income (expense) includes gains and losses on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains and losses on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations.

[7] –	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated equity method joint ventures.

[8] –

Cumulative effect of change in accounting principle, net of tax is associated with the adoption, in the 2006 first quarter, of Statement of Position 04-2, “Accounting for Real Estate Time-sharing Transactions” which was issued by the American Institute of Certified Public Accountants.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twelve Weeks Ended		Percent Better/ (Worse)
	September 7, 2007	September 8, 2006
REVENUES
North American Full-Service	$1,241	$1,124	10
North American Limited-Service	540	500	8
International	343	332	3
Luxury	339	313	8
Timeshare	463	413	12

Total lodging[1]	2,926	2,682	9
Synthetic Fuel	97	6	1,517
Other unallocated corporate	17	15	13

Total	$3,040	$2,703	12

NET INCOME
North American Full-Service	$78	$72	8
North American Limited-Service	119	93	28
International	57	55	4
Luxury	15	10	50
Timeshare	39	61	(36)

Total lodging financial results[1]	308	291	6
Synthetic Fuel (after-tax)	9	(3)	400
Other unallocated corporate	(59)	(55)	(7)
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(34)	(15)	(127)
Income taxes (excluding Synthetic Fuel)	(93)	(77)	(21)

Total	$131	$141	(7)

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Thirty-Six Weeks Ended		Percent Better/ (Worse)
	September 7, 2007	September 8, 2006
REVENUES
North American Full-Service	$3,767	$3,610	4
North American Limited-Service	1,541	1,442	7
International	1,056	933	13
Luxury	1,048	973	8
Timeshare	1,438	1,196	20

Total lodging[1]	8,850	8,154	9
Synthetic Fuel	253	102	148
Other unallocated corporate	51	43	19

Total	$9,154	$8,299	10

INCOME FROM CONTINUING OPERATIONS
North American Full-Service	$324	$314	3
North American Limited-Service	337	271	24
International	166	160	4
Luxury	44	44	—
Timeshare	190	180	6

Total lodging financial results[1]	1,061	969	9
Synthetic Fuel (after-tax)	59	4	1375
Other unallocated corporate	(192)	(164)	(17)
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(101)	(48)	(110)
Income taxes (excluding Synthetic Fuel)	(307)	(264)	(16)

Total	$520	$497	5

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products[1]
	Number of Properties			Number of Rooms/Suites
Brand	September 7, 2007	September 8, 2006	vs. September 8, 2006	September 7, 2007	September 8, 2006	vs. September 8, 2006
Domestic Full-Service
Marriott Hotels & Resorts	340	340	—	135,611	135,590	21
Renaissance Hotels & Resorts	68	66	2	25,023	25,084	(61)
Domestic Limited-Service
Courtyard	679	641	38	94,830	90,166	4,664
Fairfield Inn	521	515	6	46,231	46,460	(229)
SpringHill Suites	166	148	18	19,372	17,246	2,126
Residence Inn	516	493	23	61,421	58,920	2,501
TownePlace Suites	134	122	12	13,467	12,295	1,172
International
Marriott Hotels & Resorts	181	176	5	52,324	50,564	1,760
Renaissance Hotels & Resorts	74	71	3	23,958	23,144	814
Courtyard	72	81	(9)	13,605	13,916	(311)
Fairfield Inn	7	5	2	859	559	300
SpringHill Suites	1	1	—	124	124	—
Residence Inn	18	18	—	2,612	2,409	203
Marriott Executive Apartments	18	18	—	3,036	3,027	9
Ramada	2	2	—	332	332	—
Luxury
The Ritz-Carlton - Domestic	35	35	—	11,530	11,616	(86)
The Ritz-Carlton - International	30	25	5	9,052	7,766	1,286
Bulgari Hotels & Resorts	2	1	1	117	58	59
The Ritz-Carlton Residential	16	—	16	1,495	—	1,495
The Ritz-Carlton Services Apartments	1	—	1	248	—	248
Timeshare[2]
Marriott Vacation Club	46	45	1	10,775	10,189	586
The Ritz-Carlton Club - Fractional	7	7	—	388	400	(12)
The Ritz-Carlton Club - Residential	3	—	3	140	—	140
Grand Residences by Marriott - Fractional	2	3	(1)	248	313	(65)
Grand Residences by Marriott - Residential	1	—	1	65	—	65
Horizons by Marriott Vacation Club	2	2	—	444	328	116

Sub Total Timeshare	61	57	4	12,060	11,230	830

Total	2,942	2,815	127	527,307	510,506	16,801

Number of Timeshare Interval, Fractional and Whole Ownership Resorts2

	Total[3]	In Active Sales
100% Company-Developed
Marriott Vacation Club	45	24
The Ritz-Carlton Club	6	4
Grand Residences by Marriott	3	3
Horizons by Marriott Vacation Club	2	2
Joint Ventures
Marriott Vacation Club	1	1
The Ritz-Carlton Club	4	4

Total	61	38

[1]	Total Lodging Products excludes the 1,936 and 2,045 corporate housing rental units as of September 7, 2007 and September 8, 2006, respectively.

[2]	Includes products in active sales which may not be ready for occupancy.

[3]	Includes resorts that are in active sales and those that are sold out. Residential properties are captured once they possess a certificate of occupancy.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated International Properties[1]
	Three Months Ended August 31, 2007 and August 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$116.66	13.2%	76.8%	2.9	%pts.	$151.88	9.0%
Continental Europe	$127.08	2.0%	76.9%	1.4	%pts.	$165.16	0.1%
United Kingdom	$160.99	5.4%	81.4%	0.3	%pts.	$197.83	5.0%
Middle East & Africa	$83.81	14.5%	70.5%	3.1	%pts.	$118.92	9.4%
Asia Pacific[2]	$103.09	7.0%	76.0%	-0.5	%pts.	$135.68	7.6%
Regional Composite[3]	$123.08	5.9%	77.3%	0.9	%pts.	$159.28	4.7%
International Luxury[4]	$197.49	17.0%	72.9%	6.0	%pts.	$271.09	7.3%
Total International[5]	$130.70	7.5%	76.8%	1.4	%pts.	$170.12	5.5%
Worldwide[6]	$119.07	7.3%	76.5%	1.7	%pts.	$155.61	5.0%

Comparable Systemwide International Properties[1]
	Three Months Ended August 31, 2007 and August 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$106.59	10.8%	75.2%	3.1	%pts.	$141.80	6.2%
Continental Europe	$126.28	2.1%	74.8%	1.1	%pts.	$168.93	0.6%
United Kingdom	$158.51	5.3%	81.3%	0.6	%pts.	$195.07	4.5%
Middle East & Africa	$82.76	15.1%	70.5%	3.8	%pts.	$117.36	8.9%
Asia Pacific[2]	$104.84	5.3%	75.6%	-0.8	%pts.	$138.65	6.4%
Regional Composite[3]	$120.46	5.2%	76.1%	0.8	%pts.	$158.25	4.0%
International Luxury[4]	$197.49	17.0%	72.9%	6.0	%pts.	$271.09	7.3%
Total International[5]	$126.95	6.6%	75.8%	1.3	%pts.	$167.38	4.8%
Worldwide[6]	$104.90	6.6%	76.6%	0.9	%pts.	$136.96	5.5%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for June through August. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.

[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, Courtyard brands, Fairfield Inn, SpringHill Suites and Residence Inn. Includes Hawaii.

[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.

[5]	Includes Regional Composite and International Luxury.

[6]

Includes international statistics for the three calendar months ended August 31, 2007 and August 31, 2006, and North American statistics for the twelve weeks ended September 7, 2007 and September 8, 2006. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated International Properties[1]
	Eight Months Ended August 31, 2007 and August 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$129.99	12.0%	77.4%	1.7	%pts.	$167.92	9.5%
Continental Europe	$121.11	6.4%	73.1%	1.5	%pts.	$165.66	4.2%
United Kingdom	$148.85	5.4%	77.1%	1.1	%pts.	$192.94	3.9%
Middle East & Africa	$98.40	17.3%	72.9%	4.1	%pts.	$135.00	10.6%
Asia Pacific[2]	$105.90	8.8%	74.7%	-1.0	%pts.	$141.79	10.3%
Regional Composite[3]	$122.34	8.2%	75.2%	0.9	%pts.	$162.67	6.9%
International Luxury[4]	$213.06	13.8%	73.1%	4.7	%pts.	$291.60	6.4%
Total International[5]	$131.62	9.1%	75.0%	1.3	%pts.	$175.52	7.3%
Worldwide[6]	$120.03	6.9%	74.2%	0.5	%pts.	$161.82	6.3%

Comparable Systemwide International Properties[1]
	Eight Months Ended August 31, 2007 and August 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$119.61	11.4%	75.4%	2.6	%pts.	$158.66	7.6%
Continental Europe	$118.22	6.2%	70.4%	0.8	%pts.	$168.02	5.0%
United Kingdom	$146.40	5.4%	76.7%	1.3	%pts.	$190.80	3.5%
Middle East & Africa	$95.64	17.3%	71.8%	4.2	%pts.	$133.17	10.3%
Asia Pacific[2]	$106.54	8.1%	74.7%	-0.5	%pts.	$142.57	8.8%
Regional Composite[3]	$118.90	7.8%	73.9%	0.9	%pts.	$161.00	6.5%
International Luxury[4]	$213.06	13.8%	73.1%	4.7	%pts.	$291.60	6.4%
Total International[5]	$126.84	8.7%	73.8%	1.3	%pts.	$171.90	6.8%
Worldwide[6]	$103.00	6.4%	73.8%	0.0	%pts.	$139.56	6.4%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for January through August. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.

[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, Courtyard brands, Fairfield Inn, SpringHill Suites and Residence Inn. Includes Hawaii.

[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.

[5]	Includes Regional Composite and International Luxury.

[6]

Includes international statistics for the eight calendar months ended August 31, 2007 and August 31, 2006, and North American statistics for the thirty-six weeks ended September 7, 2007 and September 8, 2006. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated North American Properties
	Twelve Weeks Ended September 7, 2007 and September 8, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$124.92	8.0%	76.2%	2.5	%pts.	$163.96	4.5%
Renaissance Hotels & Resorts	$119.71	8.4%	75.9%	2.7	%pts.	$157.82	4.6%
Composite North American Full-Service[1]	$124.11	8.1%	76.1%	2.5	%pts.	$163.00	4.5%
The Ritz-Carlton[2]	$210.18	8.3%	74.2%	1.6	%pts.	$283.32	6.0%
Composite North American Full-Service & Luxury[3]	$132.90	8.1%	75.9%	2.4	%pts.	$175.00	4.7%
Residence Inn	$100.23	5.0%	82.3%	0.9	%pts.	$121.78	3.9%
Courtyard	$90.82	5.7%	74.2%	1.1	%pts.	$122.39	4.1%
TownePlace Suites	$68.28	6.3%	79.2%	-2.1	%pts.	$86.21	9.1%
SpringHill Suites	$82.73	6.1%	77.8%	2.2	%pts.	$106.33	3.1%
Composite North American Limited-Service[4]	$91.47	5.7%	76.9%	1.0	%pts.	$118.91	4.3%
Composite - All[5]	$114.18	7.2%	76.4%	1.8	%pts.	$149.47	4.7%

Comparable Systemwide North American Properties
	Twelve Weeks Ended September 7, 2007 and September 8, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$113.33	7.4%	73.9%	1.5	%pts.	$153.25	5.2%
Renaissance Hotels & Resorts	$110.41	7.0%	74.7%	1.1	%pts.	$147.87	5.4%
Composite North American Full-Service[1]	$112.89	7.3%	74.1%	1.4	%pts.	$152.43	5.2%
The Ritz-Carlton[2]	$210.18	8.3%	74.2%	1.6	%pts.	$283.32	6.0%
Composite North American Full-Service & Luxury[3]	$118.74	7.4%	74.1%	1.4	%pts.	$160.32	5.3%
Residence Inn	$101.78	5.7%	83.2%	0.2	%pts.	$122.40	5.4%
Courtyard	$93.04	5.7%	76.3%	0.7	%pts.	$121.89	4.8%
Fairfield Inn	$69.25	7.2%	76.9%	0.4	%pts.	$90.06	6.7%
TownePlace Suites	$68.63	5.6%	78.8%	-2.2	%pts.	$87.06	8.5%
SpringHill Suites	$82.39	6.2%	77.5%	0.5	%pts.	$106.36	5.5%
Composite North American Limited-Service[4]	$88.41	6.0%	78.5%	0.3	%pts.	$112.67	5.5%
Composite - All[5]	$100.20	6.7%	76.8%	0.8	%pts.	$130.54	5.6%

[1]	Includes the Marriott Hotels & Resorts, and Renaissance Hotels & Resorts brands.

[2]	Statistics for The Ritz-Carlton are for June through August.

[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.

[4]	Includes the Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated North American Properties
	Thirty-Six Weeks Ended September 7, 2007 and September 8, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$126.97	7.1%	73.8%	1.3	%pts.	$172.14	5.2%
Renaissance Hotels & Resorts	$124.52	5.1%	74.4%	0.1	%pts.	$167.28	5.0%
Composite North American Full-Service[1]	$126.59	6.8%	73.9%	1.1	%pts.	$171.37	5.2%
The Ritz-Carlton[2]	$243.20	7.8%	74.1%	0.2	%pts.	$328.16	7.4%
Composite North American Full-Service & Luxury[3]	$137.20	6.9%	73.9%	1.0	%pts.	$185.68	5.5%
Residence Inn	$97.05	3.3%	78.7%	-1.2	%pts.	$123.27	4.9%
Courtyard	$90.36	4.7%	71.5%	-0.7	%pts.	$126.37	5.7%
TownePlace Suites	$64.71	6.7%	75.4%	-2.2	%pts.	$85.80	9.8%
SpringHill Suites	$79.54	4.2%	73.7%	-0.2	%pts.	$107.95	4.5%
Composite North American Limited-Service[4]	$89.96	4.4%	73.9%	-0.8	%pts.	$121.81	5.6%
Composite - All[5]	$115.71	6.0%	73.9%	0.2	%pts.	$156.63	5.8%

Comparable Systemwide North American Properties
	Thirty-Six Weeks Ended September 7, 2007 and September 8, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$114.03	6.4%	72.0%	0.8	%pts.	$158.36	5.2%
Renaissance Hotels & Resorts	$112.83	4.8%	72.9%	-0.5	%pts.	$154.87	5.5%
Composite North American Full-Service[1]	$113.85	6.1%	72.1%	0.6	%pts.	$157.82	5.2%
The Ritz-Carlton[2]	$243.20	7.8%	74.1%	0.2	%pts.	$328.16	7.4%
Composite North American Full-Service & Luxury[3]	$120.77	6.3%	72.2%	0.6	%pts.	$167.18	5.4%
Residence Inn	$96.88	4.8%	79.4%	-1.1	%pts.	$122.05	6.3%
Courtyard	$90.47	5.3%	73.2%	-0.5	%pts.	$123.57	6.0%
Fairfield Inn	$63.43	6.6%	72.0%	-0.5	%pts.	$88.04	7.3%
TownePlace Suites	$65.11	5.0%	74.8%	-2.9	%pts.	$87.01	9.1%
SpringHill Suites	$79.63	5.8%	74.7%	-0.5	%pts.	$106.60	6.5%
Composite North American Limited-Service[4]	$84.50	5.4%	74.8%	-0.8	%pts.	$112.97	6.5%
Composite - All[5]	$98.51	5.8%	73.8%	-0.2	%pts.	$133.46	6.2%

[1]	Includes the Marriott Hotels & Resorts, and Renaissance Hotels & Resorts brands.

[2]	Statistics for The Ritz-Carlton are for January through August.

[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.

[4]	Includes the Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

Segment Results

	Twelve Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Base fees revenue	$10	$8	25
Timeshare sales and services revenue, net of direct expenses	45	76	(41)
Joint venture equity income (loss)	5	—	*
Minority interest	1	—	*
General, administrative and other expense	(22)	(23)	4

Segment results	$39	$61	(36)

Sales and Services Revenue
	Twelve Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Development	$279	$281	(1)
Services	77	70	10
Financing	28	23	22
Other revenue	5	—	*

Sales and services revenue	$389	$374	4

Contract Sales
	Twelve Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Company:
Timeshare	$313	$314	—
Fractional	12	13	(8)
Whole-Ownership	6	2	200

Total company	331	329	1
Joint ventures:
Timeshare	7	5	40
Fractional	7	3	133
Whole-Ownership	5	18	(72)

Total joint ventures	19	26	(27)

Total contract sales, including joint ventures	$350	$355	(1)

*	Percent can not be calculated.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

Segment Results

	Thirty-Six Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Base fees revenue	$30	$24	25
Timeshare sales and services revenue, net of direct expenses	224	224	—
Joint venture equity income (loss)	4	1	300
Minority interest	1	—	*
General, administrative and other expense	(69)	(69)	—

Segment results	$190	$180	6

Sales and Services Revenue
	Thirty-Six Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Development	$846	$734	15
Services	225	207	9
Financing	120	104	15
Other revenue	20	6	233

Sales and services revenue	$1,211	$1,051	15

Contract Sales
	Thirty-Six Weeks Ended		Percent Better / (Worse)
	September 7, 2007	September 8, 2006
Company:
Timeshare	$877	$893	(2)
Fractional	27	32	(16)
Whole-Ownership	6	5	20

Total company	910	930	(2)
Joint ventures:
Timeshare	23	18	28
Fractional	46	22	109
Whole-Ownership	56	166	(66)

Total joint ventures	125	206	(39)

Total contract sales, including joint ventures	$1,035	$1,136	(9)

*	Percent can not be calculated.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules, and related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable GAAP measures to the non-GAAP measures (identified by a double asterisk on the following pages) that we refer to in our press release. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Synthetic Fuel. We do not consider the Synthetic Fuel segment to be related to our core business, which is lodging. In addition, management expects the Synthetic Fuel segment will no longer have a material impact on our business after the end of calendar year 2007, when the Internal Revenue Code provision which provides for synthetic fuel tax credits expires. Accordingly, our management evaluates non-GAAP measures which exclude the impact of our Synthetic Fuel segment because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

ESOP Settlement Charge. Management evaluates non-GAAP measures that exclude the charge associated with the settlement of issues raised during the IRS’ and Department of Labor’s examination of the employee stock ownership plan (“ESOP”) feature of our Employees’ Profit Sharing, Retirement and Savings Plan and Trust because these measures allow for period-over-period comparisons relative to our on-going operations before material charges. Additionally, these non-GAAP measures facilitate management’s comparison of our results relative to on-going operations before material charges with that of other lodging companies. The settlement resulted in an after-tax charge of $54 million in the second quarter 2007 reflecting $35 million of excise taxes (impacting General, Administrative, and Other Expenses), $13 million of interest expense on those excise taxes and $6 million of income tax expense primarily reflecting additional interest.

Gains and Other Income. Management evaluates forecasted non-GAAP earnings per share figures that exclude the impact of gains and other income because these items are not related to our on-going core operations, but instead are primarily associated with hotel property dispositions. Excluding gains and other income from our forecasted earnings per share figures for certain periods allows for period-over-period comparisons relative to our on-going operations, especially in light of the fact that gains associated with hotel property dispositions are expected to be much lower in 2008 than 2007 as we expect to have fewer hotel properties available for sale. Additionally, earnings per share figures excluding gains and other income facilitate management’s comparison of our results relative to on-going operations with that of other lodging companies.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA. Our management considers earnings before interest, taxes, depreciation and amortization to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. For the reasons noted above in the “Synthetic Fuel” and “ESOP” captions, our management also evaluates Adjusted EBITDA which excludes the Synthetic Fuel segment and the second quarter 2007 $35 million charge for excise taxes associated with the ESOP settlement.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Third Quarter 2007			Third Quarter 2006			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$183	$(27)	$210	$229	$2	$227	(7)
Gains and other income (expense)	27	(3)	30	13	3	10	200
Interest income, provision for loan losses and interest expense	(36)	(2)	(34)	(18)	(3)	(15)	(127)
Equity in earnings (losses)	8	—	8	(1)	—	(1)	900

Income (loss) from continuing operations before income taxes and minority interest	182	(32)	214	223	2	221	(3)

Tax (provision) benefit	(81)	12	(93)	(78)	(1)	(77)	(21)
Tax credits	29	29	—	(4)	(4)	—	*

Total tax (provision) benefit	(52)	41	(93)	(82)	(5)	(77)	(21)

Minority interest	1	—	1	—	—	—	*

Income from continuing operations	$131	$9	$122	$141	$(3)	$144	(15)

Diluted shares	394.1	394.1	394.1	424.7	424.7	424.7
Earnings per share from continuing operations - diluted	$0.33	$0.02	$0.31	$0.33	$(0.01)	$0.34	(9)
Tax rate	28.6%		43.5%	36.8%		34.8%

*	Percent can not be calculated.

**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Third Quarter YTD 2007			Third Quarter YTD 2006			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$684	$(98)	$782	$706	$(43)	$749	4
Gains and other income (expense)	46	(31)	77	55	2	53	45
Interest income, provision for loan losses and interest expense	(112)	(11)	(101)	(49)	(1)	(48)	(110)
Equity in earnings (losses)	9	—	9	2	—	2	350

Income (loss) from continuing operations before income taxes and minority interest	627	(140)	767	714	(42)	756	1

Tax (provision) benefit	(256)	51	(307)	(251)	13	(264)	(16)
Tax credits	148	148	—	28	28	—	*

Total tax (provision) benefit	(108)	199	(307)	(223)	41	(264)	(16)

Minority interest	1	—	1	6	5	1	—

Income from continuing operations	$520	$59	$461	$497	$4	$493	(6)

Diluted shares	403.4	403.4	403.4	434.4	434.4	434.4
Earnings per share from continuing operations - diluted	$1.29	$0.15	$1.14	$1.14	$0.01	$1.13	1
Tax rate	17.2%		40.0%	31.2%		34.9%

*	Percent can not be calculated.

**	Denotes non-GAAP financial measures.

Exhibit 99

Marriott International, Inc.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Gains and Other Income and the Second Quarter 2007 ESOP Tax Settlement

(in millions, except per share amounts)

	Range
	Estimated Full Year 2007	Estimated Full Year 2007
General, administrative and other expenses	$753	$758
Less: ESOP tax settlement impact	(35)	(35)

General, administrative and other expenses excluding the ESOP tax settlement**	$718	$723

	Range
	Estimated Full Year 2007	Estimated Full Year 2007
Operating income excluding Synthetic Fuel*	$1,162	$1,182
Add back: ESOP tax settlement impact	35	35

Operating income excluding the ESOP tax settlement and Synthetic Fuel**	$1,197	$1,217

	Estimated Full Year 2007
Net interest expense excluding Synthetic Fuel*	$146
Less: ESOP tax settlement impact	(13)

Net interest expense excluding the ESOP tax settlement**	$133

	Range		Range
	Estimated Full Year 2007	Estimated Full Year 2007	Estimated Full Year 2008	Estimated Full Year 2008
Earnings per share excluding Synthetic Fuel*	$1.74	$1.76	$2.10	$2.25
Add back: ESOP tax settlement impact	0.14	0.14	—	—
Less: Gains and other income impact	(0.15)	(0.15)	(0.05)	(0.05)

Earnings per share excluding Synthetic Fuel, gains and the ESOP tax settlement**	$1.73	$1.75	$2.05	$2.20

	Estimated Full Year 2007
Effective tax rate excluding Synthetic Fuel*	38.7%
Less: ESOP tax settlement impact	(2.2)

Effective tax rate excluding Synthetic Fuel and the ESOP tax settlement**	36.5%

*	Synthetic Fuel guidance not provided for full year 2007.

**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA and Adjusted EBITDA

($ in millions)

	Fiscal Year 2007
	First Quarter	Second Quarter	Third Quarter	Total
Net income	$182	$207	$131	$520
Interest expense	33	52	42	127
Tax provision	14	42	52	108
Depreciation and amortization	46	45	43	134
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(12)
Interest expense from unconsolidated joint ventures	5	5	8	18
Depreciation and amortization from unconsolidated				—
joint ventures	6	7	6	19

EBITDA**	$282	$354	$278	$914
Synthetic Fuel adjustment	52	52	30	134
ESOP Settlement - Excise Tax	—	35	—	35

Adjusted EBITDA**	$334	$441	$308	$1,083

Increase over 2006 Adjusted EBITDA	3%	21%	3%	10%
The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$54	$54	$32	$140
Pre-tax minority interest - Synthetic Fuel	—	—	—	—
Synthetic Fuel depreciation	(2)	(2)	(2)	(6)

EBITDA adjustment for Synthetic Fuel	$52	$52	$30	$134

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$61	$186	$141	$220	$608
Cumulative effect of change in accounting principle	173	—	—	—	173
Interest expense	27	30	29	38	124
Tax provision	56	85	82	63	286
Tax benefit from cumulative effect of change in accounting principle	(64)	—	—	—	(64)
Depreciation and amortization	40	42	44	62	188
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(6)	(18)
Interest expense from unconsolidated joint ventures	5	6	5	7	23
Depreciation and amortization from unconsolidated joint ventures	6	7	7	9	29

EBITDA**	$300	$352	$304	$393	$1,349
Synthetic Fuel adjustment	24	11	(4)	44	75

Adjusted EBITDA**	$324	$363	$300	$437	$1,424

The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$31	$13	$(2)	$53	$95
Pre-tax minority interest - Synthetic Fuel	(5)	—	—	(1)	(6)
Synthetic Fuel depreciation	(2)	(2)	(2)	(8)	(14)

EBITDA adjustment for Synthetic Fuel	$24	$11	$(4)	$44	$75

**	Denotes non-GAAP financial measures.

Exhibit 99